Exhibit 4.1

CONFIDENTIAL

THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND WITHOUT A VIEW TO DISTRIBUTION AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER STATE SECURITIES LAWS. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION THEREIN MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS AND, IN THE CASE OF CLAUSE (B), UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS.

WARRANT

to purchase

[•]1

Shares of

Series D Non-Voting Common Equivalent Stock

of

NEW YORK COMMUNITY BANCORP, INC.

a Delaware Corporation

No. 01	Issue Date: March 11, 2024

[1]

Amount equal to a number of shares of NVCE Stock convertible into (x) the total number of shares of Common Stock issued under the Investment Agreement (on an as converted basis without regard to any limitation on conversion or exchange), multiplied by (y) 60%.

i

Index of Defined Terms

Page
Act	i
affiliate	1
Applicable Price	1
Appraisal Procedure	1
Business Combination	2
business day	2
Certificate of Designations	2
Company	4
Convertible Transfer	2
Current Market Price	2
Excluded Stock	2
Ex-Date	2
Exercise Price	2, 4
Expiration Time	5
Fair Market Value	3
Group	3
Investment Agreement	3
Issue Date	3
Market Price	3
Newly Issued Company Securities	9
Notice of Exercise	3
NVCE Stock	3, 1
person	3
SEC	11
Share Recipient	7
Shares	4
Subject Record Date	19
Trading Day	4
Transfer	4
Warrant	4
Warrant Certificate	4
Warrantholder	4

ii

1. Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Investment Agreement.

“affiliate” of a specified person is any person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person; provided that if the Warrantholder is controlled by a private equity sponsor or similar investment firm, “affiliate” shall not include any “portfolio company” (as such term is customarily used in the private equity industry), or any investment fund or vehicle (other than any such fund or vehicle with a direct or indirect interest in any Purchaser, of or related to or affiliated with or managed by such sponsor or firm. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Price” means the applicable Conversion Price (as defined in the Certificate of Designations), as may be adjusted from time to time pursuant to the Certificate of Designations; provided that the Applicable Price shall also be adjusted as set forth in Section VII of the Certificate of Designations, without duplication, for the cumulative effect of all events occurring on or after the issuance of this Warrant and prior to the date the Warrant has been exercised in full for which no adjustment was made to the Conversion Price under the Certificate of Designations.

“Appraisal Procedure” means a procedure whereby two independent appraisers, one chosen by the Company and one chosen by the Warrantholder, shall mutually agree upon the determinations then the subject of appraisal. Each party shall deliver a notice to the other appointing its appraiser within fifteen (15) days after the Appraisal Procedure is invoked. If within thirty (30) days after appointment of the two appraisers they are unable to mutually agree upon the amount in question, a third independent appraiser shall be chosen within ten (10) days thereafter by the mutual agreement of such first two appraisers or, if such first two appraisers fail to agree upon the appointment of a third appraiser, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of arbitrators having experience in the appraisal of the subject matter to be appraised. The decision of the third appraiser so appointed and chosen shall be given within thirty (30) days after the selection of such third appraiser. If three appraisers shall be appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive on the Company and the Warrantholder; otherwise, the average of all three determinations shall be binding and conclusive on the Company and the Warrantholder. The costs of conducting any Appraisal Procedure shall be borne by the Company; provided that, if the final determination of the appraisers is less than the fair market value determination of the Board of Directors, then such costs shall be borne solely by the Warrantholder.

“Business Combination” means, whether in a single transaction or series of related transactions, a merger, division, consolidation, share exchange, reorganization, sale of all or substantially all of the Company’s assets to another person or similar transaction (which may include a reclassification) involving the Company.

“business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by Law to be closed.

“Certificate of Designations” means the Certificate of Designations of the NVCE Stock, filed with the Delaware Secretary of State on March 11, 2024, effective as of March 11, 2024.

“Convertible Transfer” shall have the meaning set forth in the Certificate of Designations.

“Current Market Price” means, on any date, the average of the daily Market Price per share of the Common Stock or other securities on each of the five consecutive Trading Days preceding the earlier of the day before the date of the issuance, dividend or distribution in question and the day before the Ex-Date with respect to the issuance or distribution, giving rise to an adjustment to the Exercise Price pursuant to Section 15.

“Ex-Date” means, when used with respect to any issuance, dividend or distribution giving rise to an adjustment to the Exercise Price pursuant to Section 15, the first date on which the applicable Common Stock or other securities trade without the right to receive the issuance, dividend or distribution.

“Excluded Stock” means (i) shares of Common Stock issued by the Company as a stock dividend payable in shares of Common Stock, or upon any subdivision or split-up of the outstanding shares of Common Stock, in each case, which is subject to Section VII(b) of the Certificate of Designations, or upon conversion of securities (but not the issuance of such securities convertible or exchangeable into Common Stock which will be subject to the provision of Section 15(b)), (ii) shares of Common Stock to be issued in good faith to directors, officers, employees, consultants or other agents of the Company or its Subsidiaries pursuant to options, restricted stock units, other equity-based awards or other compensatory arrangements approved by the Board of Directors in the ordinary course of providing equity compensation awards, (iii) any shares of Common Stock issued upon conversion of the NVCE Stock, (iv) any shares issued upon the conversion of the Shares issued under this Warrant, (v) any other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date hereof; provided that, in the case of this clause (v), such securities have not been amended subsequent to the issuance of this Warrant to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities or to extend the term of such securities, and (vi) any shares of capital stock issued or sold to the Warrantholder or any of its affiliates.

“Exercise Price” means $2,500.00; provided, that the foregoing shall be subject to adjustment as expressly set forth herein.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors, acting in good faith in reliance on advice received by the Board of Directors from a nationally recognized independent investment banking firm retained by the Company for the purpose of determining the fair market value of shares of the NVCE Stock and certified in a resolution to the Warrantholder. If the Warrantholder does not accept the Board of Director’s calculation of fair market value and, thereafter, the Warrantholder and the Company are unable to agree on fair market value, then the Appraisal Procedure shall be used to determine fair market value.

“Group” means a group as contemplated by Section 13(d)(3) of the Exchange Act.

“Investment Agreement” means the Investment Agreement, dated as of March 7, 2024, as it may be amended from time to time, by and between the Company and [Purchaser].

“Issue Date” means the date first set forth above opposite the heading Issue Date.

“Market Price” means, with respect to (1) the NVCE Stock, on any given day, (a) the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of the shares of the NVCE Stock on the principal exchange or market on which the NVCE Stock is so listed or quoted, (b) if the NVCE Stock is not so publicly traded, the product of (i) the number of shares of Common Stock issuable upon conversion of the NVCE Stock multiplied by (ii) the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of the shares of the Common Stock on the principal exchange or market on which the Common Stock is so listed or quoted or (c) if neither the foregoing clause (a) nor clause (b) applies, the Fair Market Value of a share of the NVCE Stock and (2) the Common Stock, on any given day, (a) the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of the shares of the Common Stock on the principal exchange or market on which the Common Stock is so listed or quoted or (b) if the foregoing clause (a) does not apply, the Fair Market Value of a share of the Common Stock. “Market Price” shall be determined without reference to after-hours or extended-hours trading.

“NVCE Stock” means a series of preferred stock, par value $0.01 per share, of the Company designated as Series D Non-Voting Common Equivalent Stock.

“Notice of Exercise” means a duly completed and executed Notice of Exercise, the form of which is annexed hereto.

“person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Standard Settlement Period” means the standard settlement period, expressed in a number of trading days, on the Company’s primary trading market with respect to the Common Stock as in effect on the date of delivery of a Notice of Exercise.

“Trading Day” means a day on which the shares of Common Stock:

(i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

“Transfer” means to sell, transfer, make any short sale of, loan, grant any option for the purchase of or interest in or otherwise dispose of this Warrant or any rights hereunder; provided, however, that a pledge or other encumbrance of this Warrant or any rights hereunder that creates a mere security interest in this Warrant or any rights hereunder shall not constitute a Transfer.

“Warrant” means this Warrant issued pursuant to the Investment Agreement.

“Warrant Certificate” means this certificate evidencing this Warrant.

“Warrantholder” means the person who shall from time to time own this Warrant, including any transferee thereof.

2. Number of Shares; Persons Entitled to Exercise Warrant. On the terms and subject to the conditions, requirements and procedures set forth herein, New York Community Bancorp, Inc., a Delaware corporation (the “Company”), hereby certifies that, unless this Warrant has been earlier redeemed, surrendered, cancelled or exercised in full, for value received, this Warrant is exercisable in whole at any time or in part from time to time, for, in the aggregate, [•]2 duly authorized, validly issued, fully-paid and nonassessable shares of NVCE Stock (“Shares”), as such number may be adjusted in accordance with the terms of this Warrant, free and clear of all Liens (other than transfer restrictions imposed under applicable securities Laws), by the Warrantholder. The number of Shares and the Exercise Price are subject to adjustment as provided herein and in the Certificate of Designations, and all references to “Shares” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments. If this Warrant is transferred in a Convertible Transfer to any person for whom the underlying NVCE Stock would automatically convert into Common Stock pursuant to Section III(a) of the Certificate of Designations if transferred directly, then, notwithstanding anything to the contrary in this Warrant, this Warrant shall be exercisable by such person in whole at any time or in part from time to time for the number of shares of Common Stock into which the Shares would be convertible pursuant to the Certificate of Designations at the time of exercise, and the remaining terms of this Warrant shall apply to such exercise mutatis mutandis.

3. Exercise of Warrant; Term.

(a) On the terms and subject to the conditions, requirements and procedures set forth herein, on and after September 10, 2024, and prior to 5:00 p.m. (New York City time) on the seven (7) year anniversary of the Issue Date (the “Expiration Time”) this Warrant may be exercised by the Warrantholder, in whole or in part, from time to time, at any time after 9:00 a.m., New York City time, on the Issue Date by (x) the delivery by the Warrantholder to the Company of a Notice of Exercise and (y) if applicable, payment by the Warrantholder to the Company of the Exercise Price for the Shares specified in such Notice of Exercise pursuant to Section 3(b).

[2]

Amount equal to a number of shares of NVCE Stock convertible into (x) the total number of shares of Common Stock issued under the Investment Agreement (on an as converted basis without regard to any limitation on conversion), multiplied by (y) 60%.

(b) Payment of the Exercise Price for the Shares in any exercise pursuant to Section 3(a) shall be effected by the Company withholding, from the Shares that would otherwise be delivered to the Warrantholder upon such exercise, an amount of Shares equal in value to the aggregate Exercise Price in respect of the Shares as to which this Warrant is so exercised, based on the Market Price on the business day immediately prior to the date on which this Warrant is exercised.

(c) If the Warrantholder exercises a portion (but not all) of this Warrant pursuant to Section 3(a), the Warrantholder will, at the option of the Warrantholder, be entitled to receive from the Company, within a reasonable time, and in any event not exceeding three (3) business days after notice thereof to the Company, a new Warrant Certificate in substantially identical form to this Warrant Certificate, but for the purchase of that number of Shares that remain issuable pursuant to this Warrant.

(d) If the Warrantholder does not elect to receive a new Warrant Certificate in accordance with Section 3(c), then, notwithstanding anything herein to the contrary, the Warrantholder shall not be required to physically surrender this Warrant to the Company until this Warrant has been exercised in full, in which case, the Warrantholder shall surrender this Warrant to the Company for cancellation within three (3) business days after the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in the issuance of a portion of the total number of Shares issuable hereunder shall have the effect of lowering the outstanding number of Shares issuable hereunder in an amount equal to the applicable number of Shares issued upon such partial exercises hereof. The Warrantholder and the Company shall maintain records showing the number of Shares issued upon partial exercises hereof and the date of such issuances. The Company shall inform the Warrantholder if a Notice of Exercise has not been duly completed within two (2) business days of receipt of such notice, but shall not refuse or object to the issuance of the Shares upon receipt of, and pursuant to, a duly completed Notice of Exercise. The Warrantholder, by acceptance of this Warrant, acknowledges and agrees that, by reason of the provisions of this Section 3, following the exercise of a portion of this Warrant, the number of Shares issuable hereunder at any given time may be less than the amount stated on the face hereof.

(e) Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a public offering or a sale of the Company (pursuant to a merger, sale of stock, or otherwise), such exercise may, at the election of the Warrantholder (as set forth in the applicable Notice of Exercise), be conditioned upon the consummation of such transaction, in which case, such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

(f) At the Expiration Time, this Warrant shall terminate and the Warrantholder shall have no right to acquire any shares pursuant hereto, other than settlement of any exercise pursuant to Section 3(a) that properly occurred prior to the Expiration Time.

4. Limitation of Exercise. The Warrantholder shall have no right to exercise this Warrant, and the Company shall have no obligation to effect any exercise of this Warrant, to the extent that after giving effect to any exercise of this Warrant, such exercise would or would reasonably be expected to (a) cause the Warrantholder, its affiliates or any of their partners or principals to (i) “control” the Company or be required to become a bank holding company, in each case, pursuant to the BHC Act, its implementing regulations or the terms of any commitment made to the Federal Reserve by the Warrantholder or its affiliates; or (ii) serve as a source of financial strength to the Company pursuant to the BHC Act; or (b) require the Warrantholder, its affiliates or any of their partners or principals to have made any advance filing with, obtained any approval, authorization consent, permit or license of, or provided notice to, any Governmental Entity under Law (which such filing has not been made, or approval, authorization, consent, permit or license has not been obtained or such notice has not been duly provided), including the expiration of any waiting periods associated therewith (including any extensions thereof).

5. Covenants and Representations of the Company. The Company hereby represents, covenants and agrees, as applicable:

(a) Except and to the extent as waived or consented to by the Warrantholder, the Company shall not by any action, including amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or intentionally seek to avoid the observance or performance of any of the terms of this Warrant, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Warrantholder as set forth in this Warrant against impairment.

(b) The Company shall (i) not increase the par value of any Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) issue duly authorized, validly issued, fully paid and non-assessable Shares upon the proper exercise of this Warrant, and (iii) use reasonable best efforts to (x) obtain all such authorizations, exemptions or consents required of the Company from any Governmental Entity as may be necessary to enable the Company to perform its express obligations under this Warrant and (y) take all necessary actions so that the Shares may be issued without violation of Law or any requirement of any securities exchange on which the Shares or the Common Stock are listed or traded.

(c) Before taking any action which would result in an adjustment in the number of Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, and take all such corporate action, as may be necessary in order that the Company may validly and legally issue fully paid and non-assessable Shares at the Exercise Price as so adjusted.

(d) The Company shall solely for the purpose of providing for the exercise of this Warrant (A) reserve that number of shares of NVCE Stock sufficient for issuance upon exercise of this Warrant and (B) promptly (and in no event later than five (5) business days following the Issue Date) take all action necessary to reserve up to 315,000,000 shares of Common Stock for issuance upon conversion of shares of NVCE Stock and promptly following the Company’s receipt of the Requisite Stockholder Vote and the filing and acceptance of the Charter Amendment with the Delaware Secretary of State, reserve Common Stock sufficient for issuance of shares of Common Stock upon conversion of such shares of NVCE Stock in full without regard to any limitation on such conversion in accordance with their terms.

6. Issuance of Shares; Authorization; Listing. In the event of any exercise of this Warrant in accordance with and on the terms and subject to the conditions hereof, any Shares issued pursuant to such exercise, if applicable, shall be issued in such name(s) as the Warrantholder may designate and shall be delivered by the Company to such named person(s) within the earlier of (i) two (2) business days after the date on which this Warrant has been duly exercised in accordance with the terms hereof and (ii) the number of business days comprising the Standard Settlement Period after the date on which this Warrant has been duly exercised in accordance with the terms hereof. Any such delivery shall be made via book-entry transfer crediting the account of the Warrantholder through the Company’s transfer agent and registrar for the NVCE Stock. The Company hereby represents and warrants that any Shares issued upon the exercise of this Warrant in accordance with Section 3 shall, subject to the Requisite Stockholder Vote and the filing and acceptance of the Charter Amendment with the Delaware Secretary of State, be duly authorized, validly issued, fully-paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of the Company, and free and clear of all Liens (other than transfer restrictions imposed under Law or Liens created by the Warrantholder occurring prior to, or contemporaneously with, such exercise). The Company agrees that the Shares so issued shall be deemed to have been issued if this Warrant is exercised pursuant to Section 2 (the person to whom such Shares shall be deemed to have been so issued in accordance with Section 2, the “Share Recipient”) as of the close of business on the date on which the Notice of Exercise is delivered to the Company in accordance with the terms hereof (it being agreed that payment of the Exercise Price by net settlement pursuant to Section 3(b) shall be deemed to occur by delivery to the Company of the Notice of Exercise), notwithstanding that the stock transfer books of the Company may then be closed or certificates representing such Shares may not be actually delivered on such date. The Company shall, at its sole expense, use reasonable best efforts to (a) procure the listing of (x) this Warrant and (y) the Shares and other securities issuable upon exercise of this Warrant (solely to the extent they are shares of Common Stock), in each case, subject to issuance or notice of issuance on all stock exchanges on which the Common Stock is then listed or traded, and (b) maintain the listing of this Warrant and/or such Shares and other securities issuable upon exercise of this Warrant or issuable upon the conversion of the shares of NVCE Stock into which this Warrant is exercisable (solely to the extent they are shares of Common Stock) after issuance. The Company will use reasonable best efforts to ensure that the Shares may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the Shares are listed or traded.

7. Compliance with Securities Laws.

(a) The Warrantholder, by acceptance hereof, acknowledges that the offer and sale of this Warrant and any Shares to be issued upon exercise hereof have not been registered under the Securities Act or under any U.S. state security Law and are being acquired pursuant to an exemption from registration under the Securities Act solely for the Warrantholder’s own account, and not as a nominee for any other party, and for investment with no present intention to distribute this Warrant (or any Shares issuable upon exercise hereof) to any person in violation of the Securities Act or any U.S. state securities Law, and that the Warrantholder will not offer, sell or otherwise dispose of this Warrant or any Shares to be issued upon exercise hereof except pursuant to an effective registration statement, or an exemption from registration, under the Securities Act and any U.S. state securities Law.

(b) Except as provided in Section 7(c), this Warrant and any Shares issued upon exercise hereof shall be stamped or imprinted with a legend in substantially the form (which, in the case of the Shares, shall be in the form of an appropriate book entry notation) set forth in Section 4.2 of the Investment Agreement.

(c) The Company shall promptly cause such legend to be removed from any certificate or other instrument for this Warrant or the Shares and the Company shall deliver all necessary documents to the transfer agent in connection therewith without charge as to this Warrant or any Shares upon request of (x) the Warrantholder, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state laws or (y) the Warrantholder at a time when the offer and sale of this Warrant or the Shares have been registered under the Securities Act (unless subject to any transfer restrictions under Rule 144 for affiliates) or may otherwise be transferred pursuant to any applicable rules thereunder, including eligibility to be transferred if Rule 144 under the Securities Act is available for the sale of this Warrant or the Shares without volume and manner of sale restrictions.

(d) The Company and the Warrantholder acknowledge that the Shares issuable upon exercise of this Warrant, including the Common Stock issuable upon conversion of the Shares, shall be entitled to the benefits of the Registration Rights Agreement, as the same may be amended, amended and restated or supplemented from time to time.

8. No Fractional Shares or Scrip. No fractional Shares or scrip representing fractional Shares shall be issued upon any exercise of this Warrant. In lieu of any fractional Share to which the Share Recipient would otherwise be entitled, the Share Recipient shall be entitled to receive a cash payment equal to the Market Price on the last business day preceding the date of exercise less the portion of the Exercise Price attributable to such fractional share; provided that, if the making of a cash payment in lieu of the issuance of a fractional share is prohibited by Law or contract, the number of shares issued by the Company upon exercise of this Warrant shall be rounded to the nearest whole share.

9. No Rights as Stockholders; Transfer Books. This Warrant does not entitle the Warrantholder to any rights of a holder of NVCE Stock prior to the date of exercise hereof.

Effective immediately prior to the close of business on such date of exercise, the Share Recipient shall have any rights as a holder of NVCE Stock. The Company will at no time close its transfer books against Transfer of this Warrant in any manner which interferes with the timely exercise of this Warrant.

10. Transfer.

(a) Subject to compliance with Law and Section 10(b), without obtaining the consent of the Company to assign or transfer this Warrant, this Warrant and all rights hereunder are transferable, in whole or in part, upon the books of the Company by the registered holder hereof in person or by duly authorized attorney, or by means of electronic transmission, and a new warrant shall be made and delivered by the Company, of the same tenor and date as this Warrant but registered in the name of the transferee, upon surrender of this Warrant, duly endorsed, to the office or agency of the Company described in Section 2, and delivery of the form of assignment annexed hereto, duly completed and executed. All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new warrants certificate pursuant to this Section 10 shall be paid by the Company.

(b) Notwithstanding anything herein or in the Investment Agreement to the contrary (but subject to Sections 10(c) and (d)), from the Issue Date and until September 10, 2024: (i) the Warrantholder shall not (and shall cause any of its affiliates who own or hold Newly Issued Company Securities not to), directly or indirectly, sell, transfer, or otherwise dispose of any shares of Common Stock or Preferred Stock or the Permanent Warrant, in each case, issued pursuant to the Investment Agreement (collectively, “Newly Issued Company Securities”); provided that the foregoing shall not prohibit any Warrantholder (or any of its affiliates) from selling, transferring or otherwise disposing of any Newly Issued Company Securities solely (A) to any of its affiliates, so long as such affiliate (x) does not at such time have in place any short sale, loan, hypothecation, pledge, offer, grant or sale of, any option or other contract for the sale of, or agreement to engage in any of the foregoing transactions with respect to, any shares of Common Stock or Preferred Stock or the Permanent Warrant and (y) agrees to be bound by the terms of this Section 10, (B) pursuant to, and as expressly required by, a legally binding contract to which such Warrantholder or its affiliates was a party on or prior to March 9, 2024, as demonstrated by the books and records of the Warrantholder that will be provided to the Company reasonably prior to any action being taken in reliance on the exception in this subclause (B) (excluding any amendments, supplements, restatements, waivers or other modification thereto that occur on or after March 10, 2024), or (C) pursuant to the exercise of existing contractual rights (such as put options) established on or prior to March 9, 2024, as demonstrated by the books and records of the Warrantholder that will be provided to the Company reasonably prior to any action being taken in reliance on the exception in this subclause (C) (excluding any amendments, supplements, restatements, waivers or other modification thereto that occur on or after March 10, 2024); and (ii) the Warrantholder shall not (and shall cause (x) its controlled affiliates and (y) any entity that controls Warrantholder or is under common control with Warrantholder (except as for set forth on Annex A, so long as any entity listed in Annex A will not, directly or indirectly, enter into, or agree to, any transaction in this clause (ii) with respect to, on the account of, or for the benefit of the Newly Issued Company Securities or for the purpose of hedging to any extent the Newly Issued Company Securities) not

to), directly or indirectly, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the sale of, or agree to engage in any of the foregoing transactions with respect to, any shares of Common Stock or Preferred Stock or the Permanent Warrant. In the event of a violation of the immediately preceding sentence by any Warrantholder, this Warrant (or portion thereof held by such Warrantholder) shall immediately and automatically (without any further action by the Company, such Warrantholder or any other person) terminate (without any further issuance of any securities hereunder) and such Warrantholder shall have no further right to exercise all or any portion of this Warrant.

(c) In the event that the Company waives, amends or terminates the restrictions in Section 10(b) for any person who received (i) shares of Common Stock or Preferred Stock or (ii) a Permanent Warrant, in each case, issued pursuant to any Other Investment Agreement, then such waiver, amendment or termination shall automatically (without any further action by the Company or any Warrantholder) also apply to the Warrantholder in respect of this Warrant on a pro rata basis relative to the waiver for such other person. The Company shall use reasonable best efforts to provide a written notice to the Warrantholder (at least 3 business days before the effectiveness of any such waiver, amendment or termination) that describes (to the extent permitted by Law) such waiver, amendment or termination in reasonable detail and the basis upon which it is expected to apply relative to the Warrantholder.

(d) Notwithstanding anything in Section 10(b) to the contrary, if the Warrantholder is, or is affiliated with, a multi-manager investment vehicle, the Warrantholder and its affiliates may make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, or agree to engage in any of the foregoing transactions with respect to, any shares of Common Stock or Preferred Stock or the Permanent Warrant (including any Newly Issued Company Securities) prior to September 10, 2024, so long as the decision to take such action is not made by (a) the portfolio managers who made the investment decision to purchase the Newly Issued Company Securities held by the Holder (or any of its affiliates) (the “Investment Decision”), (b) any person who was involved in the Investment Decision or (c) any other person who is acting at the direction or instruction of the persons covered by clause (a) and (b).

11. Registry of Warrant. The Company shall maintain a registry in which, subject to such reasonable regulations as it may prescribe, it shall register Warrant Certificates (showing the name and address of the Warrantholder as the registered holder of this Warrant) and exchanges and transfers thereof. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, and the Company shall be entitled to rely in all respects upon such registry, and the Company shall not be affected by any notice to the contrary, except any Transfer of the Warrant effected in accordance with the provisions of this Warrant, including Section 10.

12. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of the Warrant Certificate and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of any such mutilation, upon surrender and cancellation of the Warrant Certificate, the Company shall execute and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant Certificate, a new Warrant Certificate of like tenor and representing the right to purchase the same aggregate number of Shares issuable pursuant to such lost, stolen, destroyed or mutilated Warrant Certificate, less the number of Shares previously issued upon any exercise of this Warrant pursuant to Section 3.

13. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a business day, then such action may be taken or such right may be exercised on the next succeeding day that is a business day.

14. Rule 144 Information. The Company covenants that it will use reasonable best efforts to timely file all reports and other documents that may be required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”) thereunder (or, if the Company is not required to file such reports under the Securities Act or the Exchange Act, it will, upon the request of any Warrantholder, make publicly available such information as may be necessary to permit sales pursuant to Rule 144), and it will use reasonable best efforts to take such further action as any Warrantholder may reasonably request, all to the extent required from time to time to enable such holder to sell the Warrants without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 or Regulation S under the Securities Act, as such rules may be amended from time to time, or (ii) any successor rule or regulation hereafter adopted by the SEC. Upon the written request of any Warrantholder, the Company will deliver to such Warrantholder a written statement that it has complied with such requirements.

15. Adjustments and Other Rights. The Exercise Price and the number of Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided that if more than one section or subsection of this Section 15 is applicable to a single event, the section or subsection shall be applied that produces the largest adjustment and no single event shall cause an adjustment under more than one section or subsection of this Section 15 so as to result in duplication.

(a) Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall (i) declare, order, and pay or make a dividend or make a distribution on its NVCE Stock payable in shares of NVCE Stock (which shall not include any shares of NVCE Stock issued by the Company upon exercise of this Warrant), (ii) split, subdivide or reclassify the outstanding shares of NVCE Stock into a greater number of shares or (iii) combine or reclassify the outstanding shares of NVCE Stock into a smaller number of shares, in each case, then the number of Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder immediately after such record date or effective date, as applicable, upon exercise of this Warrant, shall be entitled to purchase the number of shares of NVCE Stock which such holder would have been entitled to receive in respect of the Shares after such date had this Warrant been exercised in full immediately prior to such record date or effective date, as applicable. In such event, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment determined pursuant to the immediately preceding sentence, multiplied by (2) the Exercise Price in effect immediately prior to the record or effective date, as applicable, with respect to the dividend, distribution, split, subdivision, reclassification or combination giving rise to this adjustment by (y) the new number of Shares issuable upon exercise of this Warrant in full determined pursuant to the immediately preceding sentence.

(b) Common Stock Issued at Less than the Applicable Price.

(i) If the Company issues or sells, or agrees to issue or sell, any Common Stock or other securities that are convertible into or exchangeable or exercisable for (or are otherwise linked to) Common Stock (in each case, other than Excluded Stock) for consideration per share less than the Applicable Price, then the Exercise Price in effect immediately prior to each such issuance or sale will immediately (except as provided below) be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to such issuance or sale by a fraction, (x) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issuance or sale, plus (2) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of such additional shares of Common Stock so issued or sold would purchase at the Applicable Price absent the adjustments contemplated by this clause (b)(i), and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such issuance or sale. In such event, the number of shares of NVCE Stock issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment and (2) the Exercise Price in effect immediately prior to the issuance or sale giving rise to this adjustment, by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. For the avoidance of doubt, no increase in the Exercise Price or reduction in the number of Shares issuable upon exercise of this Warrant shall be made pursuant to this subclause (i) of this Section 15(b), other than as would be contemplated by Section 15(b)(ii)(3)(D).

(ii) For the purposes of any adjustment of the Exercise Price and the number of Shares issuable upon the exercise of this Warrant pursuant to this Section 15(b), the following provisions shall be applicable:

(1)

In the case of the issuance or sale of equity or equity-linked securities for cash, the amount of the consideration received by the Company shall be deemed to be the amount of the cash paid therefor before deducting therefrom any discounts, commissions or placement fees allowed, paid or incurred by the Company for any underwriter, placement agent or otherwise in connection with the issuance and sale thereof.

(2)

In the case of the issuance or sale of equity or equity-linked securities (otherwise than upon the conversion of securities of the Company) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the Fair Market Value, before deducting therefrom any discounts, commissions or placement fees allowed, paid or incurred by the Company for any underwriter, placement agent or otherwise in connection with the issuance and sale thereof.

(3)

In the case of the issuance of (x) options, warrants or other rights to purchase or acquire equity or equity-linked securities (whether or not at the time exercisable) or (y) securities by their terms convertible into or exchangeable for equity or equity-linked securities (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):

(A)

The aggregate maximum number of shares of securities deliverable upon exercise of such options, warrants or other rights to purchase or acquire equity or equity-linked securities shall be deemed to have been issued at the time such options, warrants or rights are issued and for a consideration equal to the consideration (determined in the manner provided in Section 15(b)(i) and (ii)), if any, received by the Company upon the issuance or sale of such options, warrants or rights, plus the minimum purchase price provided in such options, warrants or rights for the equity or equity-linked securities covered thereby.

(B)

The aggregate maximum number of shares of equity or equity-linked securities deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (in each case, determined in the manner provided in Section 15(b)(i) and (ii)), if any, to be received by the Company upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof.

(C)

On any change in the number of shares of equity or equity-linked securities deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Company upon such exercise, conversion or exchange, but excluding changes resulting from the anti-dilution provisions thereof (to the extent comparable to (or less favorable than) the anti-dilution provisions contained herein), the Exercise Price and the number of Shares issuable upon exercise of this Warrant as then in effect shall forthwith be readjusted to such Exercise Price and number of Shares as would have been obtained had an adjustment been made upon the issuance or sale of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change.

(D)

Upon the expiration of any options, warrants or rights to purchase equity or equity-linked securities, in each case, which shall not have been exercised and for which any adjustment was made pursuant to this Section 15(b) upon the issuance or sale thereof, the Exercise Price and the number of Shares issuable upon exercise of this Warrant as then in effect hereunder shall, upon such expiration, be recomputed to such Exercise Price and number of Shares as would have been obtained had an adjustment been made upon the issuance or sale of such options, warrants or rights on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights.

(E)

If the Exercise Price and the number of Shares issuable upon exercise of this Warrant shall have been adjusted upon the issuance or sale of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Exercise Price or the number of Shares issuable upon the exercise of this Warrant shall be made for the actual issuance of NVCE Stock upon the exercise, conversion or exchange hereof.

(c) Issuance of Stock Purchase Rights. If the Company issues to all or substantially all holders of the shares of Common Stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase the shares of Common Stock at less than the Market Price on the date immediately preceding the Ex-Date for such issuance, then the Exercise Price will be adjusted by multiplying the Exercise Price in effect at 5:00 p.m., New York City time on the Trading Day immediately prior to the Ex-Date for such issuance by the following fraction:

OS0 + Y
OS0 + X

Where,

OS0 = the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such distribution.

X = the total number of shares of Common Stock issuable pursuant to such rights or warrants.

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Market Price on the date immediately preceding the Ex-Date for the issuance of such rights or warrants.

Any adjustment pursuant to this Section 15(c) shall become effective immediately prior to 9:00 a.m., New York City time, on the Ex-Date for such issuance. For the purposes of this Section 15(c), the number of shares of Common Stock at the time outstanding shall not include shares held in treasury by the Company. The Company shall not issue any such rights or warrants in respect of shares of the Common Stock held in treasury by the Company. In the event that such rights or warrants described in this Section 15(c) are not so issued, the Exercise Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Exercise Price that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Exercise Price shall be readjusted to such Exercise Price that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate offering price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be reasonably determined by the Board of Directors).

(d) Debt or Asset Distributions. If the Company distributes to all or substantially all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in Section 15(a), any rights or warrants referred to in Section 15(c), any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Company or any of its Subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit in the case of certain spin-off transactions as described below), then the Exercise Price will be adjusted by multiplying the Exercise Price in effect at 5:00 p.m., New York City time on the Trading Day immediately prior to the Ex-Date for such distribution by the following fraction:

SP0 – FMV
SP0

Where,

SP0 = the Current Market Price per share of Common Stock on such date.

FMV = the fair market value of the portion of the distribution applicable to one share of Common Stock on such date as reasonably determined by the Board of Directors; provided that, if “FMV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of shares of Common Stock shall receive on the date on which such distribution is made to holders of Common Stock, for each share of Common Stock issuable upon exercise of this Warrant, the amount of such distribution such Warrantholder would have received had such Warrantholder owned a number of shares of Common Stock issuable (assuming payment of the Exercise Price in Shares) pursuant to this Warrant on the Ex-Date for such distribution.

In a “spin-off,” where the Company makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a Subsidiary or other business unit, the Exercise Price with respect to such Warrantholder will be adjusted on the 15th Trading Day after the effective date of the distribution by multiplying such Exercise Price in effect immediately prior to such 15th Trading Day by the following fraction:

MP0
MP0 + MPs

Where,

MP0 = the average of the Market Prices of the Common Stock over the first 10 Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution.

MPs = the average of the Market Prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock over the first 10 Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date as reasonably determined by the Board of Directors.

Any adjustment pursuant to this Section 15(d) shall become effective immediately prior to 9:00 a.m., New York City time, on the Ex-Date for such distribution. In the event that such distribution described in this Section 15(d) is not so paid or made, the Exercise Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Exercise Price that would then be in effect if such dividend or distribution had not been declared.

(e) Cash Distributions. If the Company makes a distribution consisting exclusively of cash to all holders of Common Stock, excluding (i) any cash that is distributed in a Business Combination or as part of a “spin-off” referred to in Section 15(d), (ii) any dividend or distribution in connection with the Company’s liquidation, dissolution or winding-up, and (iii) any consideration payable in connection with a tender or exchange offer made by the Company or any of its Subsidiaries, then in each event, the Exercise Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0 – DIV
SP0

Where,

SP0 = the Market Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date.

DIV = the amount per share of Common Stock of the cash distribution, as determined pursuant to the introduction to this Section 15(e).

In the event that any distribution described in this Section 15(e) is not so made, the Exercise Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such distribution, to the Exercise Price which would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “DIV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Warrantholder shall have the right to receive on the date on which the relevant cash dividend or distribution is distributed to holders of Common Stock, for each share of Common Stock issuable upon exercise of this Warrant, the amount of cash such Warrantholder would have received had such Warrantholder owned a number of shares of Common Stock issuable (assuming payment of the Exercise Price in Shares) pursuant to this Warrant on the Ex-Date for such distribution.

(f) Self-Tender Offers and Exchange Offers. If the Company or any of its Subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Market Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Exercise Price will be adjusted by multiplying the Exercise Price in effect at 5:00 p.m., New York City time prior to the commencement of the offer by the following fraction:

OS0 x SP0
AC + (SP0 x OS1)

Where,

SP0 = the Market Price per share of Common Stock on the Trading Day immediately succeeding the commencement of the tender or exchange offer.

OS0 = the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1 = the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer (after giving effect to such tender offer or exchange offer).

AC = the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as reasonably determined by the Board of Directors.

Any adjustment made pursuant to this Section 15(f) shall become effective immediately prior to 9:00 a.m., New York City time, on the Trading Day immediately following the expiration of the tender or exchange offer. In the event that the Company or one of its Subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company or such Subsidiary is permanently prevented by applicable Law from effecting any such purchases, or all such purchases are rescinded, then the Exercise Price shall be readjusted to be such Exercise Price that would then be in effect if such tender offer or exchange offer had not been made.

(g) Rights Plans. To the extent that the Company has a rights plan in effect with respect to the Common Stock on any exercise date, upon issuance of any Common Stock, the Warrantholders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to such exercise date, the rights have separated from the shares of Common Stock, in which case the Exercise Price will be adjusted at the time of separation as if the Company had made a distribution to all holders of Common Stock as described in Section 15(d), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(h) Rounding of Calculations; Minimum Adjustments. All calculations under this Section 15 shall be made to the nearest one-hundredth (1/100th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. No adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-hundredth (1/100th) of a share of NVCE Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or one-hundredth (1/100th) of a share of NVCE Stock or more.

(i) Timing of Issuance of Additional NVCE Stock Upon Certain Adjustments. In any case in which (i) the provisions of this Section 15 shall require that an adjustment shall become effective immediately after a record date (the “Subject Record Date”) for an event, and (ii) the Warrantholder exercises this Warrant after the Subject Record Date and before the consummation of such event, the Company may defer until the consummation of such event, (A) issuing to the Warrantholder or Share Recipient (as applicable) the additional shares of NVCE Stock issuable upon such exercise by reason of the adjustment required by such event and (B) paying to such Warrantholder or Share Recipient (as applicable) any amount of cash in lieu of a fractional share of NVCE Stock; provided, however, that the Company upon request shall deliver to such Warrantholder or Share Recipient a due bill or other appropriate instrument evidencing such Warrantholder’s or Share Recipient’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(j) Statement Regarding Adjustments. Whenever the Exercise Price or the number of Shares into which this Warrant is exercisable shall be adjusted as provided in Section 15, the Company shall cause a statement setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof to be delivered the Warrantholder as promptly as practicable after the event giving rise to such adjustment at the address appearing in the Warrant registry.

(k) Notice of Adjustment Event. In the event that the Company shall propose to take any action of the type described in this Section 15 (but only if the action of the type described in this Section 15 would result in an adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall provide written notice to the Warrantholder, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary (provided that in no event shall such notice contain any information that, at the time such notice is delivered, the Company reasonably believes to be material, non-public information) to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant. In the case of any action that would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(l) Adjustment Rules. Any adjustments pursuant to this Section 15 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the NVCE Stock, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of the NVCE Stock.

(m) Prohibited Actions.

(i) The Company agrees that it will not take any action which would entitle the Warrantholder to an adjustment of the Exercise Price if the total number of shares of NVCE Stock issuable after such action upon exercise of this Warrant, together with all shares of NVCE Stock then outstanding and all shares of NVCE Stock then issuable upon the exercise of all outstanding options, warrants, conversion and other rights, would exceed the total number of shares of NVCE Stock then authorized by the Company Certificate of Incorporation.

(ii) Notwithstanding anything herein to the contrary, no adjustment to the Exercise Price or the number of Shares shall be permitted to the extent that such adjustment would cause the Warrantholder (together with its affiliates or any other party with which the Warrantholder may be aggregated for purposes of the BHC Act, Change in Bank Control Act or any successor or similar law) to own or be deemed to control (A) 10% or more of any class of voting securities of the Company (unless such holder has obtained approval to own more than 10%, and in such case, the applicable limit shall be 24.9% or such lower number contained in any approval) or (B) one-third or more of the Company’s “total equity,” in each case as interpreted and calculated in accordance the BHC Act, the Change in Bank Control Act, and their implementing regulations, including 12 CFR 225.34.

16. Business Combinations. In case of any Business Combination, the Warrantholder’s right to receive Shares upon exercise of this Warrant shall be converted, effective upon the occurrence of such Business Combination, into the right to acquire the number of shares of stock or other securities or property (including cash) that a holder of the number of Shares immediately prior to such Business Combination would have been entitled to receive upon consummation of such Business Combination (without taking into account any limitations or restrictions on the exercisability of this Warrant). In determining the kind and amount of stock, securities or the property (including cash) receivable upon the occurrence of such Business Combination, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the Warrantholder shall have the right at the same time to make the same election with respect to the number of shares of stock or other securities or property which the Warrantholder would have been entitled to receive upon exercise of this Warrant by providing a written notice of such election to the Company.

17. Transfer Taxes. The Company shall bear and pay any and all transfer taxes, stamp taxes or duties, documentary taxes, or other similar taxes in connection with, or arising by reason of, any issuance or delivery of this Warrant or any shares of NVCE Stock issuable upon exercise of this Warrant; provided that the Company shall not be required to pay any such tax that may be payable in connection with any exercise of this Warrant to the extent such tax is payable because the registered holder of this Warrant requests NVCE Stock to be registered in a name other than such registered holder’s name and no such NVCE Stock will be so registered unless and until the registered holder making such request has paid such taxes to the Company or has established to the satisfaction of the Company that such taxes have been paid or are not payable. The Company and the Warrantholder shall reasonably cooperate to avoid or minimize the imposition of transfer taxes, stamp taxes or duties, documentary taxes, or other similar taxes on the transactions described in the first sentence of this Section 17.

18. Withholding. Notwithstanding any other provision of this Warrant, the Company and any applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable to the Warrantholder such amounts as are required to be deducted or withheld with respect to this Warrant under the Code or any other applicable Tax Law. If the Warrantholder is deemed for U.S. federal income Tax purposes to have received a distribution with respect to this Warrant, the Company or any applicable withholding agent may satisfy any resulting applicable withholding obligations (including backup withholding) required by applicable Law imposed in connection with such deemed distribution by withholding from any other payments due to, or amounts of, the Warrantholder.

19. Miscellaneous. The provisions of Article VI of the Investment Agreement are hereby incorporated by reference into this Warrant, mutatis mutandis, as if they were restated in full, with each reference to “this Agreement” in such sections of the Investment Agreement being deemed a reference to this Warrant.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by a duly authorized officer as of the Issue Date.

NEW YORK COMMUNITY BANCORP, INC.

By:
Name:
Title:
Address:

Attest:

By:
Name:
Title:

[Signature Page to Warrant]

Acknowledged and Agreed:

[PURCHASER]

By:

Name:
Title:

[Signature Page to Warrant]

[Form of Notice of Exercise]

Date: ______________

TO:	[__________]

NEW YORK COMMUNITY BANCORP, INC.

RE: Election to Subscribe for and Purchase Series D Non-Voting Common Equivalent Stock

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby exercises the Warrant for the number of shares of the Series D Non-Voting Common Equivalent Stock (the “NVCE Stock”) set forth below and directs the Company to issue such shares of NVCE Stock to the Share Recipient set forth below. The undersigned, in accordance with Section 3(b) of the Warrant, hereby agrees to pay the aggregate Exercise Price for such shares (as such price may be adjusted in accordance with Section 15 of the Warrant) of NVCE Stock pursuant to the net settlement provisions of Section 3(b) of the Warrant. A new warrant evidencing the remaining shares of NVCE Stock covered by such Warrant, but not yet subscribed for and purchased, if any, should be issued in the name set forth below.

As a condition to the exercise of the Warrant hereby, the undersigned certifies that is in compliance with (and at all times has been in compliance with) Section 10(b) of the Warrant.

Number of Shares of NVCE Stock Exercised: _______________

Share Recipient(s): _______________

Number of Shares of NVCE Stock to be Delivered After Application of Net Settlement Provisions of Section 3(b): _______________

Name and Address of Person to be

Issued New Warrant: ________________________________

Holder:

By:

Name:

Title:

[Form of Notice of Exercise]

[Form of Assignment to be Executed if Warrantholder

Desires to Transfer Warrants Evidenced Hereby]

FOR VALUE RECEIVED __________________________________________________________ hereby sells, assigns and transfers unto

(Please print name) identifying	(Please insert social security or other number)

Address

(City, including zip code)

the right to purchase ________ shares of Series D Non-Voting Common Equivalent Stock pursuant to the Warrant represented by the within Warrant Certificate and does hereby irrevocably constitute and appoint _______________ as attorney to transfer said Warrant Certificate with full power of substitution in the premises.

Signature

(Signature must conform in all respects to name of holder as specified on the face of the Warrant Certificate and must bear a signature guarantee by a bank, trust company or member broker of the New York, Midwest or Pacific Stock Exchange)

Signature Guaranteed

[Form of Assignment]